EXHIBIT 99.1
Fastenal Company Announces Conference Call to Review April 2020 Sales Results
WINONA, Minn., May 5, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq: FAST) announced the date and time for a 30-minute conference call to review April 2020 sales results. The conference call will be broadcast live over the Internet on Wednesday, May 6, 2020 at 8:00 a.m. central time.
To access the call, please visit the following Web address:
https://investor.fastenal.com/events.cfm.
As previously disclosed, our consolidated net sales information for April 2020 will be available at 6:00 a.m., central time, on May 6, 2020. To access the consolidated net sales information, please visit the following Web address: https://investor.fastenal.com/releases.cfm.
An online archive of the broadcast will be available within one hour of the conclusion of the call and will remain available until June 1, 2020. Participants must have a soundcard and speakers to listen to the online broadcast.
About Fastenal
Fastenal helps customers simplify and realize product and process savings across their supply chain. We sell a broad offering of products spanning more than nine major product lines – from fasteners and tools to safety and janitorial supplies. These products are efficiently distributed to manufacturing facilities, job sites, and other customer locations through local service teams and point-of-use inventory solutions, including industrial vending technology and bin stock programs (Fastenal Managed Inventory, or FMI®). Our distribution system centers on over 3,200 in-market locations (a combination of public branches and customer-specific Onsite locations), primarily in North America but also in Asia, Europe, and Central and South America, each providing tailored inventory, flexible service, and custom solutions to drive the unique goals of local customers. These in-market servicing locations are supported by fifteen regional distribution centers, a captive logistics fleet, robust sourcing, quality and manufacturing resources, and multiple teams of industry specialists and support personnel – all working toward Fastenal’s common goal of Growth Through Customer Service®.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
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CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507.313.7282